SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

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              (as permitted by Rule 14a-6(e)(2))

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          / / Soliciting Material Pursuant to Section 240.14a-11(c)
              or Section 240.14a-12


                                 CONRAIL INC.

               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                         NORFOLK SOUTHERN CORPORATION

           (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN
                                THE REGISTRANT)

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                              [Advertisement]

                          TO CONRAIL SHAREHOLDERS:

                    Norfolk Southern is committed to you.

     Norfolk Southern will buy 9.9% of Conrail's shares for $115 per share in cash after defeat of the "opt out" and adjournment proposals on January 17.

     In a continuing effort to cram down CSX's inferior offer, Conrail and CSX are now suggesting that Conrail shareholders will have to wait until 1999 to benefit from Norfolk Southern's superior offer. That is not true.

     Norfolk Southern will promptly amend its existing tender offer to purchase Conrail's common and ESOP preferred shares representing 9.9% of Conrail's outstanding common shares (the most that we can purchase without triggering the Poison Pill) after shareholders reject Conrail's proposal to "opt out" of the important protections provided by the Pennsylvania Fair Value Statute. The 9.9% offer would not be subject to termination of the Conrail/CSX merger agreement and would not require any action by Conrail's board.

     Norfolk Southern will tender for the remaining shares promptly after the purchase.

     SURFACE TRANSPORTATION BOARD DECISION

     The Surface Transportation Board decided last week that "the lock-out provision would in no way preclude Board approval . . . of NS/Conrail merger . . . or the consummation of such a merger, if approved."

     Based on the procedural schedule anticipated by the Surface Transportation Board, the merger case will be decided in late 1997 or early 1998. That means the lock-out clause will cease to have any practical effect a year earlier than CSX would have you believe.

                 Ask yourself which offer benefits you.

      NORFOLK SOUTHERN'S SUPERIOR     CSX'S INFERIOR "CRAM DOWN"
      OFFER                           OFFER

      $115 per share.                 $101.29 nominal blended value
                                      per share.*

      100% cash.                      Only 25% cash for remaining
                                      Conrail shares.

      No continued equity risk.       The value of the back-end
                                      portion of the offer will
                                      fluctuate with the price of
                                      CSX stock.  There is no
                                      downside protection.

      Consistent with the purpose of  Exactly the kind of two-
      the Pennsylvania Fair Value     tiered, coercive offer that
      Statute.                        the Pennsylvania Fair Value
                                      Statute was intended to
                                      prevent.


     * Based on the closing price of CSX common stock on January 13, 1997. Assumes CSX preferred stock is worth $16 per share.



     [Graphic: Checkmark in box above the words "VOTE AGAINST"]

     PROTECT YOUR INTERESTS. VOTE NOW AGAINST CONRAIL'S PROPOSALS TO "OPT OUT" OF PENNSYLVANIA'S FAIR VALUE STATUTE AND TO ADJOURN THE SPECIAL MEETING.

     Vote now on Norfolk Southern's GOLD proxy card AGAINST Conrail's proposals. Be sure Norfolk Southern receives your proxy before January 17.

     [Norfolk Southern Logo]

     Important: If you have any questions, please call our solicitor, Georgeson & Company Inc. toll free at 800-223-2064. Banks and brokers call 212-440-9800.



     January 15, 1997